EXECUTION VERSION THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 14th day of July, 2026 (the "Effective Date"), by and between John E. Kiernan (the "Executive"), a Florida resident, and Alico, Inc., a Florida corporation (the "Company"). Recitals WHEREAS, the Company desires to continue to employ the Executive to serve as the Chief Executive Officer and President of the Company, and the Executive desires to continue to hold such positions with the Company, with the terms and conditions of such employment that are set forth herein, being effective as of the Effective Date; and WHEREAS, effective as of the Effective Date, this Agreement shall supersede and replace that certain Second Amended and Restated Employment Agreement between the Executive and the Company dated as of December 23, 2024. Agreement NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Employment. The Company hereby confirms its employment of, and hereby employs, the Executive as its Chief Executive Officer and President, and the Executive hereby confirms and accepts such employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Except as otherwise expressly provided herein and in the Indemnification Agreement by and between the Company and the Executive dated as of January 9, 2018, as amended from time to time, the Performance-Based Restricted Stock Unit Award Agreement between the Company and the Executive dated as of December 23, 2024 and the Performance-Based Restricted Stock Unit Award Agreement between the Company and the Executive dated as of the date hereof this Agreement (including the exhibits, which are an integral part of such agreements) sets forth the terms and conditions of the Executive’s employment by the Company, represents the entire agreement of the parties with respect to that subject, and supersedes all prior understandings and agreements with respect to that subject. Every reference in this Agreement to an Exhibit is to an exhibit to this Agreement. As used in this Agreement, the capitalized terms that are defined on Exhibit A have the respective definitions attributed to them on Exhibit A, and those definitions are incorporated by reference into this Agreement. 2. Position and Duties. Exhibit 10.1

EXECUTION VERSION US-DOCS\155513604.2 2 (a) Duties. The Executive shall be employed by the Company as Chief Executive Officer and President. The Executive shall have the normal duties, responsibilities, and authority of a Chief Executive Officer and President, and shall perform all duties incidental to such position that may be required by law and all such other duties as may be reasonably assigned by the Board of Directors of the Company (the "Board") and are consistent with the duties normally associated with a chief executive officer and president of a public corporation. The Executive shall report to the Board. (b) Engaging in Other Employment. While employed by the Company, except as otherwise approved by the Board (including, without limitation, as may have previously been approved by the Board prior to the Effective Date), the Executive shall devote substantially all of his working time and attention to the Company and its affiliates and shall not be employed by any other person or entity. Notwithstanding the foregoing or the provisions of Section 10(b) of this Agreement, the Executive is permitted to do any of the following while he is employed by the Company or any of its subsidiaries: (i) if approved in advance by resolution of the Board, serve as an owner, officer, director, or manager of any other for-profit business entity, so long as it is not engaged in a business that competes with the Company; (ii) make a passive investment in less than 1% of the outstanding equity of any business entity that is traded on any national, regional, or international stock exchange or in the over-the-counter market, whether or not the business entity is engaged in a business that competes with the Company; and (iii) participate in a reasonable number of civic, industry, charitable, community, educational, professional, and similar organizations, including serving as an officer or member of a board of directors of any nonprofit organization; provided, in each case, that the activity or service does not materially interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement. (c) Loyal and Conscientious Performance. The Executive shall act at all times in compliance with the written policies, rules, and decisions adopted from time to time by the Company and the Board and perform all of the duties and obligations required of him by this Agreement in a loyal and conscientious manner. Executive agrees and acknowledges that he has a duty of loyalty to the Company and its successors and affiliates, and will manage his fiduciary responsibilities at all in times in accordance with such duty, including that he shall not engage in arrangements or agreements that may directly or indirectly impact the Company group without the knowledge of the Company group or that would otherwise be inconsistent with this Agreement. (d) Location. The Executive’s principal place of business shall be at an office of the Company located in Fort Myers, Florida. 3. Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on October 1, 2025 and last through September 30, 2030, subject to extension and termination pursuant to the provisions of this Agreement (the "Term"). The Term will be automatically extended for a one-year period on September 30, 2030 and on each September 30th thereafter unless either the Company or the Executive provides written notice to the other party no later than 60 days in advance of the expiration of then-current Term that the period of the Executive’s employment pursuant to this Agreement shall not be extended. As used in this Agreement, the word “Term” means the initial

EXECUTION VERSION US-DOCS\155513604.2 3 period of employment from October 1, 2025 until September 30, 2030, and includes any and every one- year extension of the period of employment under this Agreement. Notwithstanding the foregoing, the Term shall automatically terminate on the Date of Termination (as defined below). 4. Annual Cash Compensation. (a) Annual Base Salary. During the Term, the Company shall pay to the Executive in installments an annual base salary, not less often than monthly, at an annual rate (the "Annual Base Salary") as follows: for the first year of the Term, $550,000, with increases of $25,000 each of the second, third, fourth and fifth years of the Term, in each case effective as of the anniversary of the start of the Term, culminating in a salary of $650,000. Thereafter, in the event of an extension of the Term, the Annual Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the "Committee") at least annually for any further increase. The Annual Base Salary, if and to the extent as adjusted, shall be the respective “Annual Base Salary” for all purposes of this Agreement. (b) [Reserved] (c) Annual Discretionary Cash Bonuses. For each fiscal year of the Company during the Term, the Executive shall be eligible for and entitled to an annual discretionary incentive compensation cash bonus award of up to $250,000 in accordance with, and to the extent achieved, the realization of general corporate objectives (KPIs) of the Company during the fiscal year as set, and for which achievement is determined, by the Committee in its sole discretion. (d) Real Estate Incentive Bonus Program. The Executive shall be entitled to Real Estate Incentive Bonus awards in accordance with, and to the extent achieved on a timely basis within each fiscal year, the Alico Real Estate milestones itemized in Exhibit C of this Agreement. These awards, if earned, will be paid in a single sum to the Executive after the close of each fiscal year, no later than the subsequent December 31st. At least 75% of each annual payment will be made in cash, subject to regular tax withholding requirements, and up to 25% may be paid in a performance-based RSU grant under the Company's Amended and Restated Stock Incentive Plan of 2015, as may be amended from time to time (the “Stock Plan”), in the discretion of the Board or Committee; provided that any shares granted pursuant to such award will be fully vested upon such grant date. Unless otherwise determined by the Company, a number of shares otherwise issuable pursuant to the grant of such award that is sufficient to cover the applicable tax withholding obligations associated with the grant and settlement of such award will be retained by the Company and withheld for taxes, and the net number of shares issued to Executive will be able to vote and receive dividends immediately. The shares acquired pursuant to the issuance and settlement of these RSUs will be subject to the same trading restrictions as any Alico insider while the Executive is employed by the Company. The number of gross shares subject to such performance-based RSU grant will be determined by using an average trading price for the first 10 trading days in the November following the end of the applicable fiscal year to which such award relates. The Board shall receive

EXECUTION VERSION US-DOCS\155513604.2 4 achievement certifications in respect of such awards as contemplated in Exhibit C and, in its sole discretion, will validate any certification for each quarter which Alico Real Estate milestones have been purported to have been completed, and has the ultimate authority over determining such achievement. 5. Equity Based Awards. [Reserved] 6. Employee Benefits. During the Term, the Executive shall be eligible to participate in the employee benefit plans, policies, programs, practices and arrangements that the Company provides to its executives generally from time to time (each, an “Employee Benefit Plan” and, collectively, the “Employee Benefit Plans”) on terms that are no less favorable to the Executive than those provided by the Company to other executives of the Company generally. The Executive will be entitled to 20 paid vacation days every calendar year of the Company (referred to herein is a “paid time off”), which will be credited on the first day of each fiscal year during the Term. In addition to the foregoing paid time off, the Executive will be allowed additional days of paid holidays or other personal absent time as determined in accordance with Company policy or as approved by the Board. Any unused paid time off during a fiscal year will accumulate in accordance with the Company’s paid time off policy. 7. Perquisites. During the Term, the Executive shall be eligible to receive perquisites on a basis no less favorable than as are provided by the Company from time to time to other senior executives of the Company generally. 8. Expense Reimbursement. The Executive shall be reimbursed for ordinary and reasonable travel, business, promotional, entertainment, and other expenses that are paid or incurred by him during the Term in connection with the performance of his services for and on behalf of the Company under this Agreement, subject to the Company’s expense reimbursement policies and procedures. 9. Withholding. The Company may withhold from the payments due to the Executive for the payment of taxes and other lawful withholdings or required Executive contributions, in accordance with applicable law. If circumstances arise in which such withholding or contributions are required on account of any compensation or benefits (including, without limitation, upon the payment or provision of any compensation or benefits pursuant to Sections 6 or 7), at a time when there are not cash payments being made to the Executive from which such withholding obligations can be satisfied, the Executive will deliver to the Company amounts sufficient to fund such withholding or contribution obligations. 10. Executive’s Covenants. (a) Confidentiality.

EXECUTION VERSION US-DOCS\155513604.2 5 (i) The Executive shall not, at any time use, divulge, or otherwise disclose, directly or indirectly, any confidential and proprietary information (including, without limitation, any customer or prospect list, supplier list, acquisition or merger target, business plan or strategy, data, records, financial information, or other trade secrets) concerning the business, policies, or operations of the Company or its affiliates (or any predecessors thereof) that the Executive may have learned or become aware of at any time on or prior to the date hereof or during the Executive’s employment by the Company. The confidential and proprietary information shall not include any information that: (A) was independently developed by the Executive before the commencement of his employment with the Company; (B) is or has been publicly disclosed by the Company or any subsidiary of the Company; and (C) becomes publicly available, other than as a result of a disclosure in contravention of this confidentiality restriction by the Executive or any person to whom the Executive disclosed the information. Notwithstanding the foregoing, the Executive is permitted to disclose confidential and proprietary information of the Company and/or its affiliates (x) to third parties and other officers, directors and employees of the Company or its affiliates in the performance of his duties as Chief Executive Officer and President of the Company, (y) to legal counsel for the Executive, the Company, or an affiliate of the Company to the extent necessary to obtain legal advice, so long as the Executive advises such legal counsel of the confidential and/or proprietary nature of such information, and (z) to the extent required by law or a request by a court or governmental authority (pursuant to a subpoena or otherwise). (ii) The Executive further acknowledges and agrees that all Company Materials (as defined below) are the exclusive property of the Company and that, at request of the Company upon the termination of his employment with the Company pursuant to this Agreement, he shall return to the Company all Company Materials (including all copies thereof) that are in printed form and then in his control or possession and permanently delete from all accessible files, folders, and document libraries all Company Materials in digital form that are then stored on computers or other electronic devices in his control or possession. For purposes of this Section 10, "Company Materials" means all models, samples, products, prototypes, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents concerning the Company, any affiliate of the Company, or any predecessor of the Company or any affiliate of the Company, whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium. (iii) The Executive acknowledges that Company Materials may contain information that is confidential and subject to the attorney-client privilege of the Company or its affiliates or otherwise protected by attorney work product immunity. Except as required by law, the Executive agrees not to disclose to any person (other than in-house or outside counsel for the Company and its affiliates) the content or substance of (A) any such Company Materials that the Executive knows or has notice is protected by an attorney-client privilege or attorney work product immunity of the Company or any affiliate of the Company or (B) any communication

EXECUTION VERSION US-DOCS\155513604.2 6 that the Executive may have or may have had at any time with in-house or outside counsel for the Company and its affiliates, whether during his employment hereunder or otherwise, regarding such Company Materials. Notwithstanding the foregoing, the Executive is permitted to waive any attorney-client privilege or attorney work product privilege of the Company or any affiliate of the Company with respect to any particular information or communication, whether affirmatively or through the disclosure of information or communication to a person that results in waiver of the privilege, if the waiver or disclosure is (x) made in reliance on, and consistent with, the advice of legal counsel, (y) directed or authorized by the Board or legal counsel for the Company in connection with a governmental investigation or otherwise, or (z) required by law or to comply in good faith with an order of a court or governmental authority, after providing the Company or its subsidiary a reasonable opportunity to obtain a protective order to prevent or protect the disclosure of the applicable information or communication. (b) Noncompetition and Nonsolicitation. (i) During the Restricted Period (as defined below), and except as otherwise authorized by Section 2(b) of this Agreement, the Executive agrees that he shall not, without the prior authorization by resolution of the Board, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant, or otherwise (A) become engaged in, involved with, or employed in any business (other than as a less-than one percent (1%) equity owner of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market) that competes with the Company or any of its affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent, or independent contractor of the Company or any of its affiliates to reduce, terminate, restrict, or otherwise alter its business relationship with the Company or its affiliates; provided that the foregoing shall not prohibit the Executive, individually or in association with others, from (x) engaging in public advertisement and other forms of broad solicitation not intended to target Company employees to fulfill hiring needs or (y) hiring any individual who is a former employee of the Company or any subsidiary of the Company who has been separated from employment with the Company or the subsidiary of the Company for more than six months. The provisions of this Section 10(b)(i) shall be effective only within any state within the United States or any country outside the United States where the Company or any of its subsidiaries conducted its business during any part of the Executive’s employment with the Company. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. (ii) For purposes of this Section 10(b), "Restricted Period" shall mean the period of the Executive’s employment by the Company and the 12-month period following the Date of Termination (as defined in Exhibit A). (c) Forfeiture and Repayments. The Executive agrees that, in the event that he violates the provisions of Section 10(a) or 10(b), and except for the payment of Accrued Obligations (as defined in Exhibit

EXECUTION VERSION US-DOCS\155513604.2 7 A), (i) he will forfeit and not be entitled to any further payments or benefits under this Agreement, (ii) any stock options or stock appreciation rights ("Options"), restricted shares, or other equity awards then-outstanding shall expire or be forfeited, as applicable, immediately, and (iii) if such violation is after the termination of his employment, he will be obligated to repay to the Company the sum of (x) any amounts paid (determined as of the date of payment) after the termination of employment pursuant to Section 11 and (y) the amount of any gains realized by the Executive upon the exercise of Options (measured by the difference between the aggregate fair market value on the date of exercise of shares underlying the Options and the aggregate exercise price of the Options) within the one-year period prior to the first date of the violation. Such amount shall be paid to the Company in cash in a single sum within ten business days after the first date of the violation, whether or not the Company has knowledge of the violation or has made a written demand for payment. Any such payment made following such date shall bear interest at an annual rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%. The forfeiture and clawback provisions of this Section 10(c) will terminate on the date that is 18 months following the expiration of the Restricted Period with respect to a violation of the provisions of Section 10(b) or 60 months following the Date of Termination with respect to a violation of the provisions of Section 10(a). Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under the Alico, Inc. Policy for Recovery of Erroneously Awarded Compensation or any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). (d) Nondisparagement. The Executive shall not disparage the Company or any of its affiliates or their respective directors, officers, employees as a group, agents, shareholders, successors, and assigns (both individually and in their official capacities with the Company) (the "Company Parties") or any Company Parties’ goods, services, employees as a group, customers, business relationships, reputation, or financial condition. (e) Cooperation. During the Executive’s employment and thereafter, the Executive shall cooperate with the Company and its affiliates as reasonably requested by the Company, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding involving the Company or any of its subsidiaries that pertains to any matter that occurred, or with which the Executive was involved or had knowledge, while he was employed by the Company, including, without limitation, the Executive being available to the Company or its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments if the Executive is then employed by the Company and otherwise taking into account the Executive’s reasonable business

EXECUTION VERSION US-DOCS\155513604.2 8 obligations. The Company promptly shall reimburse the Executive for all reasonable out-of-pocket costs and expenses that he incurs in providing any assistance requested by the Company under this Section 10(e). (f) Scope of Restrictions. The Executive acknowledges that the restrictions set forth in this Section 10 are reasonable and necessary to protect the Company’s business and goodwill, and that the obligations under this Section 10 shall survive any termination of his employment for the periods indicated. The Executive acknowledges that if any of these restrictions or obligations is found by a court having jurisdiction to be unreasonable or overly broad or otherwise unenforceable, he and the Company agree that the restrictions or obligations shall be modified by the court so as to be reasonable and enforceable and, if so modified, shall be fully enforced. (g) Consideration; Survival; Enforceable Against Company’s Successors and Assigns. The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 10. As further consideration for the covenants made by the Executive in this Section 10, the Company has provided and will provide the Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues. The terms and conditions of this Section 10 shall survive the termination or expiration of this Agreement. The Executive hereby acknowledges and agrees that the restrictive covenants and the duties, obligations, and responsibilities of the Executive in this Section 10 and the Company’s rights provided in this Section 10 are assignable by the Company and shall be enforceable by the Company’s successors and/or assigns. 11. Termination of Employment. (a) In General. Notwithstanding anything to the contrary contained herein, the Executive’s employment with the Company pursuant to this Agreement may be terminated at any time prior to the end of the Term (i) by the Executive by delivering to the Company a Notice of Termination (as defined on Exhibit A); (ii) by the Company by delivering to the Executive a Notice of Termination; or (iii) upon the death or due to the Disability (as defined on Exhibit A) of the Executive. (b) Termination without Cause; Resignation for Good Reason Following a Change in Control. If, during the Term, the Executive’s employment is terminated (x) by the Company other than for Cause, death, or Disability or (y) on or following a Change in Control, by the Executive for Good Reason, the Executive shall be entitled to the compensation and benefits set forth in Section 11(b)(i) and 11(b)(ii) (the "Severance Payments"): (i) Compensation Other Than Severance Benefits. The Company shall pay to the Executive (A) the Accrued Obligations (as defined in Exhibit A) in a cash lump sum within 30 days after the Date

EXECUTION VERSION US-DOCS\155513604.2 9 of Termination, and (B) any rights or payments, except for any severance benefits, that are vested benefits or that the Executive is otherwise entitled to receive at or subsequent to the Date of Termination under any Employee Benefit Plan or any other contract or agreement with the Company or any of its subsidiaries, which shall be payable in accordance with the terms of such Employee Benefit Plan or contract or agreement, except as explicitly modified by this Agreement (collectively, the "Vested Benefits"). (ii) Severance Benefits. Subject to the Executive’s execution of a release substantially in the form attached hereto as Exhibit B (the "Release") and the Release becoming effective and irrevocable in accordance with its terms by no later than the 55th day immediately following the date that the Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (the "Release Deadline"), and the Executive’s continued compliance with the covenants set forth in Section 10, the Company shall pay to the Executive an amount equal to one hundred fifty percent (150%) of the Executive’s Annual Base Salary (or, in the event of termination of the Executive’s employment without Cause or for Good Reason on or after a Change in Control, two hundred percent (200%) of the Executive’s Annual Base Salary) (the "Severance Amount"). The Severance Amount shall be paid to the Executive in equal installments for the eighteen (18) month (or, in the event of termination of the Executive’s employment without Cause or for Good Reason on or after a Change in Control, twenty-four (24) month) period following the Executive’s Date of Termination in accordance with the Company’s regular payroll practices, as in effect on the Date of Termination; provided however that the timing of such payments may be impacted as contemplated and required to be in compliance with the provisions of Section 23 of this Agreement. In addition, during the eighteen (18) month period following the Executive’s Date of Termination, the Company will provide to the Executive the same health care benefit coverage being made available to similarly situated active Company employees (at no cost to the Executive in excess of the employee premium cost applicable to similarly situated active Company employees). (c) Termination of Employment for Death or Disability. The Executive’s employment with the Company will terminate automatically on the date of his death. The Company may terminate the employment of Executive upon his Disability by delivering to the Executive or his guardian a Notice of Termination. If the Executive dies or his employment is terminated by the Company for Disability, the Company shall pay to the Executive or the guardian or personal representative of his estate (as applicable) (i) the Accrued Obligations in a cash lump sum within 30 days after the Date of Termination, and (ii) the Vested Benefits, which shall be payable in accordance with the terms of the Employee Benefit Plans, contracts, or agreements under which the Vested Benefits are provided, except as explicitly modified by this Agreement. (d) Resignation by the Executive without Good Reason. If the Executive’s employment is terminated by the Executive for any reason prior to a Change in Control or other than for Good Reason on or following a Change in Control, the Company shall pay the Executive (i) within 30 days of the Date of Termination, to the extent not theretofore paid, (A) any earned but unpaid Annual Base Salary

EXECUTION VERSION US-DOCS\155513604.2 10 through the Date of Termination, (B) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, and (C) any accrued paid time off and/or vacation pay, and (ii) the Vested Benefits, which shall be payable in accordance with the terms of the Employee Benefit Plans, contracts, or agreements under which the Vested Benefits are provided, except as explicitly modified by this Agreement. (e) Termination for Cause. If the Executive’s employment is terminated by the Company for Cause, any and all outstanding Options, restricted shares, or other equity or incentive awards that have been granted to the Executive by the Company and are not vested on the Date of Termination shall be automatically forfeited and cancelled without any consideration as of the Date of Termination and the Company shall pay to the Executive (i) within 30 days of the Date of Termination, to the extent not theretofore paid, (A) any earned but unpaid Annual Base Salary through the Date of Termination, (B) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, and (C) any accrued paid time off and/or vacation pay, and (ii) the Vested Benefits, which shall be payable in accordance with the terms of the Employee Benefit Plans, contracts, or agreements under which the Vested Benefits are provided, except as explicitly modified by this Agreement. (f) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s affiliates, or holds any other position with the Company or its affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute a letter of resignation and take such other reasonable actions as the Company may request to effect such resignation. (g) No Mitigation Duty. The amounts payable to the Executive pursuant to this Section 11 will not be reduced by the amount of any income that the Executive earns or could earn from alternative employment following the Date of Termination. The Company waives any duty that the Executive might have under law to mitigate his damages by seeking alternative employment. 12. Administration. Subject to Section 22, no right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such rights or benefits shall be void. 13. Notice. Any notice to be given hereunder by either party to the other must be in writing and be effectuated either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the following addresses: If to the Company: Chairman, Compensation Committee c/o Alico, Inc.

EXECUTION VERSION US-DOCS\155513604.2 11 10070 Daniels Interstate Court Suite 200 Fort Myers, Florida 33913 If to the Executive: At the most recent contact information on file in the payroll records of the Company. A validly given notice will be effective on the earlier of its receipt, if it is personally delivered in writing, or on the fifth day after it is postmarked by the United States Postal Service, if it is delivered by certified or registered, postage-prepaid, United States mail. 14. Waiver of Breach. The waiver by any party to a breach of any provision in this Agreement cannot operate or be construed as a waiver of any subsequent breach by a party. 15. Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. 16. Entire Agreement. This Agreement contains the entire agreement of the parties respecting the subject matter hereof and supersede all prior agreements among the parties respecting the subject matter hereof, except as expressly contemplated herein. 17. Amendment. The parties may from time to time discuss modifications or amendments to the Agreement; provided, that no modifications or amendments of the terms and conditions herein shall be effective unless in writing and signed by the parties or their respective duly authorized agents. 18. Authorization. The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all requisite corporate action of the Company. This Agreement has been properly executed on behalf of the Company by a duly authorized representative. 19. Counterparts. This Agreement may be executed in several counterparts with the same effect as if the signature on each such counterpart were on the same instrument. A signed copy, including by DocuSign or other electronic or digital signature, of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement will become effective as of the Effective Date when it has been signed by both the Company and the Executive and will survive the termination of the Executive’s employment with the Company pursuant to this Agreement.

EXECUTION VERSION US-DOCS\155513604.2 12 20. Recurring Words. As used in this Agreement: (a) the word “days” refers to calendar days, including Saturdays, Sundays, and holidays; (b) the term “fiscal year” means the fiscal year of the Company beginning on October 1 of each calendar year and ending on September 30 of the ensuing calendar year; (c) the word “law” includes a code, rule, statute, ordinance, or regulation and the common law arising from final, nonappealable decisions of state and federal courts in the United States of America; (d) the word “person” includes, in addition to a natural person, a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, limited liability company, unincorporated organization, and a governmental authority; (e) the term “governmental authority” includes a government, a central bank, a public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national; and (f) the word “affiliate,” when used in reference to any specified person, means any other person that directly or indirectly controls, is controlled by, or is under common control with the specified person pursuant to direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified person, whether by contract, through the ownership of voting securities, or otherwise. 21. Governing Law and Forum Selection. This Agreement shall be interpreted, construed, and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof. The parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to the Executive’s employment, the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment, including whether such a dispute is arbitrable, shall be settled by arbitration. Notwithstanding the foregoing, any party to this Agreement may commence a proceeding in any court of competent jurisdiction to enter a judgment of any award rendered in the arbitration or to enforce any arbitration award or a settlement resulting from mediation or negotiation of the parties. This agreement to arbitrate includes, but is not limited to, all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims. The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim will be submitted to arbitration instead of a court or jury. The arbitration proceeding shall be conducted under the employment arbitration rules and mediation procedures of the American Arbitration Association in effect at the time that a demand for arbitration under the rules is made, and such proceeding shall be conducted in the English language by a sole arbitrator in Lee County, Florida, and governed by the Florida Arbitration Act and the substantive laws of the State of Florida, without regard to any applicable state’s choice of law provisions. The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors, and assigns, and shall not be subject to appeal, review, or re-examination by a court or the arbitrator, except for fraud, perjury, manifest clerical error, or evident partiality or misconduct by the arbitrator that (in each case) prejudices the rights of a party to the arbitration. Each party shall bear its own expenses in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses, and for other expenses of presenting its case. Other arbitration costs, including administrative fees and fees for records or transcripts, shall be borne equally by the parties.

EXECUTION VERSION US-DOCS\155513604.2 13 22. Successors and Assigns. This Agreement (including without limitation the provisions of Section 10) shall be binding upon and inure to the benefit of the parties hereto and their permitted successors, assigns, legal representatives, and heirs, but neither this Agreement nor any rights hereunder shall be assignable by the Executive. This Agreement is not assignable by the Company without the advance written consent of the Executive, which he may withhold in his sole discretion, except that the Company may assign this Agreement without the consent of the Executive to any direct or indirect successor in interest to all or substantially all its assets or business (whether pursuant to a sale, merger, exchange, consolidation, or reorganization transaction) that, at the closing of the transaction, expressly assumes in writing this Agreement and agrees to perform all the obligations of the Company under it. The Company will require any successor in interest to all or substantially all its assets or business to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. 23. Code Section 409A. It is the intention of the Company and the Executive that this Agreement will not result in unfavorable tax consequences to the Executive under Section 409A of the Code. To the extent applicable, it is intended that this Agreement and any payments hereunder comply with or be exempt from the provisions of Section 409A of the Code. This Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code, including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to him under this Agreement that are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid in a lump sum on the first day of the seventh month following his termination of employment (or upon his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to expenses eligible for reimbursement or in-kind benefits provided under the terms of this Agreement, (a) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (b) any reimbursements of such expenses and the provision of any in- kind benefits shall be made no later than the end of the fiscal year following the fiscal year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code,

EXECUTION VERSION US-DOCS\155513604.2 14 provided that with respect to any reimbursements for any taxes to which the Executive becomes entitled under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the fiscal year following the fiscal year in which the Executive remits the related taxes, and (c) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit. 24. Limitations on Payments under Certain Circumstances. (a) Notwithstanding any other provisions of this Agreement, if any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the "Total Payments" would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement, or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, and local income taxes on such reduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phaseout of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in the Total Payments is necessary pursuant to this Section 24(a), then the reduction shall occur by first reducing the payments due hereunder, beginning with the Severance Payment, then by reducing the any other amounts payable pursuant to this Agreement, and finally by reducing the accelerated vesting of equity awards (based on the reverse order of the date of grant). (b) For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of a nationally recognized certified public accounting firm that is selected by the Company, and reasonably acceptable to the Executive, for purposes of making the applicable determinations under this Section 24 (the "Accounting Firm"), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account that, based on the determination of the Accounting Firm, constitutes reasonable compensation for

EXECUTION VERSION US-DOCS\155513604.2 15 services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. (c) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). (d) For purposes of clarity, the Executive shall not be entitled to any form of tax gross-up in connection with Section 280G of the Code or Section 4999 of the Code under any circumstances. [Signature Page Follows]

EXECUTION VERSION US-DOCS\155513604.2 16 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. ALICO, INC. By: ___________________________ Name: George Brokaw Title: Chair, Compensation Committee EXECUTIVE ___________________________ John E. Kiernan [Signature Page to John Kiernan Employment Agreement]

EXECUTION VERSION US-DOCS\155513604.2 17 EXHIBIT A For purposes of this Agreement, the following terms shall have the following meanings: "Accrued Obligations" shall mean the sum of (a) any earned but unpaid Annual Base Salary through the Date of Termination, (b) any of the Executive’s business expenses that are reimbursable, but have not been reimbursed as of the Date of Termination, and (c) any accrued paid time off and/or vacation pay, in each case, to the extent not theretofore paid. "Cause" shall mean (a) a material failure by the Executive to carry out, or malfeasance or gross insubordination in carrying out, any of his material duties under this Agreement, (b) the final conviction of the Executive of a felony or crime involving moral turpitude, (c) an egregious act of dishonesty by the Executive (including, without limitation, theft or embezzlement) in connection with his employment by the Company, or a malicious action by the Executive toward the customers or employees of the Company or any affiliate of the Company, (d) a material breach by the Executive of the Company’s Code of Business Ethics or Section 10 of the Agreement, or (e) the failure of the Executive to cooperate fully with governmental investigations involving the Company or any affiliate of the Company, unless the Executive is a subject of the investigation or is acting in reliance on the advice of counsel or in accordance with directions from the Board or legal counsel for the Company; provided, however, that each act or omission described in the preceding clauses (a), (c), (d), and (e) will not constitute a basis for the Company to terminate the Executive’s employment for Cause pursuant to this Agreement unless the Executive receives written notice from the Company identifying each act or omission that the Board views to constitute Cause and any identified act or omission recurs or, if curable, the identified act or omission is not reasonably cured within 30 days after the date when the Executive received the written notice from the Company. "Change in Control" shall mean any of the following: (a) The acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Group") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding common stock of the Company (the "Outstanding Company Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition by any entity pursuant to a transaction that complies with clauses (i), (ii), and (iii) of subsection (c) of this definition;

EXECUTION VERSION US-DOCS\155513604.2 18 (b) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by (i) a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) the holders of at least a majority of the Outstanding Company Voting Securities, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (c) Consummation of a reorganization, merger, statutory share exchange, consolidation, or similar transaction involving the Company or any of its subsidiaries with a third party, or a sale or other disposition of all or substantially all of the assets of the Company to a third party, or a sale or other disposition to a third party of all or substantially all of the assets of one or more subsidiaries of the Company that constitute all or substantially all the assets of the Company and its subsidiaries on a consolidated basis (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non- corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person or Group (excluding any entity resulting from such Business Combination or any parent of such entity, any employee benefit plan (or related trust) of the Company, such entity resulting from such Business Combination or such parent) beneficially owns, directly or indirectly, more than 50%, respectively, of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, unless the transaction is subsequently abandoned or otherwise fails to occur.

EXECUTION VERSION US-DOCS\155513604.2 19 "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor (without the consent of the Company) more than 60 days, respectively, from the date such Notice of Termination is given); provided, however, that if the Executive’s employment is terminated for Disability, the Date of Termination shall be 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30-day period). The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination under this Agreement constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.” "Disability" shall mean a termination of employment as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company under this Agreement for a period of six consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties under this Agreement. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. "Good Reason" shall mean the occurrence (without the Executive’s written consent) of any one of the following material adverse changes to the Executive’s employment relationship with the Company on or following a Change in Control: (a) a reduction in the amount of the Executive’s Annual Base Salary, (b) a material diminution in the Executive’s duties or responsibilities, (c) the Executive is required by the Company to relocate to a principal place of work that is more than 50 miles from the current office location from which he worked prior to the Change of Control, (d) the Executive’s title is diminished from that as Chief Executive Officer and President, (e) the Company fails to pay or provide to the Executive when due any material amount owed to him under this Agreement, or any material employee benefits that are required to be provided to him pursuant to this Agreement, or (f) any successor in interest to all or substantially all the assets or business of the Company (whether pursuant to a sale, merger, exchange, consolidation, or reorganization transaction) fails or refuses, at the closing of the transaction, to assume in writing this Agreement and to agree to perform all the obligations of the Company under them, unless such assumption occurs by operation of law. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement, provided, however, that the Executive shall not have reason to terminate his employment with the Company for Good Reason pursuant to this Agreement unless (i) the Executive shall have provided the Company with written notice of the occurrence of the event constituting Good Reason within 90 days after the occurrence of such event and, if the event is curable, the Company shall have failed to cure such event within 30 days following receipt of such written notice, and (ii) if the event is not cured by the Company within the prescribed cure period, the Executive provides Notice of Termination to the Company within 180 days after the date on which the event giving rise to such Good Reason occurred.

EXECUTION VERSION US-DOCS\155513604.2 20 "Notice of Termination" shall mean written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

EXECUTION VERSION US-DOCS\155513604.2 21 EXHIBIT B RELEASE OF CLAIMS THIS RELEASE OF CLAIMS (this "Release") is executed and delivered by John E. Kiernan (the "Executive") to Alico, Inc., a Florida corporation (together with its successors, the "Company"). In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the [Amended and Restated] Employment Agreement between the Executive and the Company dated _______, 20__ (the "Employment Agreement"), the Executive hereby agrees as follows: Section 1. Release and Covenant. The Executive, of his own free will, voluntarily and unconditionally releases and forever discharges the Company, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, shareholders, successors, and assigns (both individually and in their official capacities with the Company) (the "Company Releasees") from, any and all past or present causes of action, suits, agreements, or other claims that the Executive, and his dependents, relatives, heirs, executors, administrators, successors, and assigns who are claiming through him, has or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause or thing whatsoever arising out of his employment by the Company and the cessation of said employment or any claim for compensation and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, and any other federal, state or local law, regulation or ordinance, or public policy, contract, or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. Notwithstanding the foregoing, this Release shall not, and is not intended to, waive or release any claim the Executive or any of his heirs, relatives, dependents, executors, administrators, successors, or assigns has (a) under any directors or officers insurance policy under which the Executive is covered; (b) for payment of vested benefits under any employee benefit or welfare plan of the Company or its affiliates in which the Executive was a participant on the effective date of the termination of his employment by the Company; (c) for indemnification under statutory corporate law, the Bylaws and Articles of Incorporation of the Company or any of its subsidiaries, and the Indemnification Agreement executed by the Executive and the Company dated as of January 9, 2018 (the "Indemnification Agreement"); and (d) for payment of the benefits, compensation, and reimbursable expenses set forth under Section 11 of the Employment Agreement or under the Indemnification Agreement. Section 2. Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive voluntarily enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. The Executive understands and acknowledges that the consideration

EXECUTION VERSION US-DOCS\155513604.2 22 given for this Release is in addition to anything of value to which Executive was already entitled. This Release shall be revocable by the Executive during the 7-day period following its execution pursuant to written notice to the Company, care of [NAME] at [ADDRESS; OR EMAIL], and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above. Section 3. Nonassignment of Claims; Proceedings. The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim that the Executive may have against the Company or any of the Company Releasees. The Executive represents that he has not commenced or joined in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release. The Executive further agrees that he will not seek or be entitled to any personal recovery in any claim, charge, action, or proceeding whatsoever against the Company or any of the Company Releasees for any of the matters set forth in this Release. Section 4. Reliance by Executive. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises, or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in this Release and the Employment Agreement. Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees. Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Release, the Executive remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Executive remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Release. With respect to any claims and matters resolved and terminated pursuant to this Release, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Executive shall give the Company, through its legal counsel, notice, including a copy of the subpoena, within 24 hours of receipt thereof. Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of Florida, without reference to conflicts of law principles thereof. THIS RELEASE OF CLAIMS is executed by the Executive and delivered to the Company on ________, 20__. ___________________________

EXECUTION VERSION US-DOCS\155513604.2 23 EXECUTIVE

EXECUTION VERSION US-DOCS\155513604.2 24 EXHIBIT C REAL ESTATE MILESTONES [See attached]

Docusign Envelope ID: 5029C3FE-BC1E-86A0-8087-5D4DF3E66D13

Project/Event	FY	%	Allocation	2026	2027	2028	2029	2030	Cumulative Total	% of Total
Corkscrew Grove		$1,545,000								
Potential Funding Pool:										
Approval of Water/Sewer Agreement	2026	1%	$15,000	$15,000						
Planning Commission Approval of SRA/SSA	2026	5%	$75,000	$75,000						
BCC Approval of East Village SRA/SSA	2027	10%	$150,000		$150,000					
SFWMD Conceptual ERP Approval	2027	5%	$75,000		$75,000					
USACOE/FWS Public Notice	2027	2%	$30,000		$30,000					
USACOE/FWS Permit Granted	2028	13%	$200,000			$200,000				
Permits Granted for Threshold Event (RSUs)	2028	65%	$1,000,000			$1,000,000				
Total:		**100%**	**$1,545,000**	**$90,000**	**$255,000**	**$1,200,000**	**$-**	**$-**	**$1,545,000**	**80%**
Bonnet Lake										
Potential Funding Pool:		$80,000								
Planning Commission Approval	2026	25%	$20,000	$20,000						
BCC Approval (PUD/Comp Plan)	2026	50%	$40,000	$40,000						
Initial Third Party Contract/Deposit	2028	25%	$20,000	$20,000						
Total:		**100%**	**$80,000**	**$80,000**	**$-**	**$-**	**$-**	**$-**	**$80,000**	**4%**
Plant World										
Potential Funding Pool:		$27,000								
Zoning/Comp Plan Submittal	2026	22%	$6,000	$6,000						
Negotiate Access Agreement - Ben Moore Rd.	2026	11%	$3,000	$3,000						
Annexation Agreement	2026	11%	$3,000	$3,000						
Planning Commission Approval	2026	22%	$6,000	$6,000						
Commission Approval	2026	33%	$9,000	$9,000						
Total:		**100%**	**$27,000**	**$27,000**	**$-**	**$-**	**$-**	**$-**	**$27,000**	**1%**
Saddlebag										
Potential Funding Pool:		$85,000								
Planning Commission Approval	2026	29%	$25,000	$25,000						
BCC Approval	2027	59%	$50,000		$50,000					
Initial Third Party Contract/Deposit	2028	12%	$10,000		$10,000					
Total:		**100%**	**$85,000**	**$25,000**	**$60,000**	**$-**	**$-**	**$-**	**$85,000**	**4%**
Joshua Grove										
Potential Funding Pool:		$0								
Total:		**$0**	**$0**	$-	$-	$-	$-	$-	**$0**	**0%**
Alico Discretionary Performance										
Potential Funding Pool:		$40,000								
Discretionary/Corporate Objectives	Annual	0-100%	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000		
Total:			**$40,000**	**$40,000**	**$40,000**	**$40,000**	**$40,000**	**$40,000**	**$200,000**	**10%**
Targeted Bonus By Year:				**$262,000**	**$355,000**	**$1,240,000**	**$40,000**	**$40,000**	**$1,937,000**	**100%**